Exhibit 99.1

WPCS Receives NASDAQ Notice of Non-Compliance for

Failure to Meet the Minimum Stockholder’s Equity Requirement

Company Will Request Hearing

SUISUN CITY, CA - (Marketwired – June 5, 2015) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure domestically and natural gas and petroleum transmission pipelines internationally, announced today that on June 1, 2015 it received written notification from the Listing Qualifications Staff (the "Staff") of The NASDAQ Stock Market LLC ("NASDAQ") that the Company did not regain compliance with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Listing Rule 5550(b) by the May 29, 2015 extension date previously granted by the Staff and, accordingly, the Staff has advised the Company that its securities would be subject to delisting unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the "Panel"). The Company will submit its request for a hearing before the Panel by the June 8, 2015 filing date. This request will prevent any delisting or suspension action at least until the Panel issues its decision and any extension granted by the Panel expires.

The Company is diligently pursuing a number of avenues to increase its stockholders’ equity. At the hearing, the Company intends to present its plan for achieving and sustaining compliance with the stockholders’ equity requirement and to request a further extension, if necessary. However, there can be no assurance that the Panel will grant the Company’s request.

About WPCS International Incorporated
WPCS provides contracting services to the public services, healthcare, energy and corporate enterprise markets in the United States and China. For more information, please visit www.wpcs.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements with respect to the Company’s future growth opportunities and strategic plan. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
WPCS International Incorporated
David Allen

Chief Financial Officer

Phone: 707.759.6008

Email: david.allen@wpcs.com